Exhibit 99.1

April 26, 2021

Carriage Services Announces Offering of Senior Notes

HOUSTON, Texas – (PRNewswire) – Carriage Services, Inc. (NYSE: CSV) (“Carriage Services” or the “Company”) today announced that it intends to offer, subject to market and other conditions, $400 million aggregate principal amount of senior notes due 2029 (the “notes”) through a private offering to persons who are reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to certain non U.S. persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Act”).

The notes will be unsecured, senior obligations of the Company, and interest will be payable semi-annually in arrears. The notes will initially be fully and unconditionally guaranteed, on a senior unsecured basis, jointly and severally by each of the Company’s subsidiaries that is a borrower, or guarantees indebtedness, under the Company’s amended and restated credit facility.

In connection with the offering, the Company expects to amend and restate its existing credit facility, which is expected to be composed of a revolving credit facility of up to $150 million, including a sublimit of up to $10 million for swing line loans, a sublimit of up to $15 million for the issuance of standby or commercial letters of credit, and provisions for an accordion feature of up to $75 million.

The Company intends to use the net proceeds of the proposed offering, together with borrowings under the amended and restated credit facility, to redeem all of its existing 6.625% senior notes due 2026 (the “2026 Notes”).

This press release does not constitute a notice of redemption with respect to the 2026 Notes.

Neither the notes nor the related guarantees have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Carriage Services

Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. Carriage operates 173 funeral homes in 26 states and 32 cemeteries in 12 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements, Cautionary Note” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.

Source: Carriage Services, Inc.

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